UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2012 (July 13, 2012)

Lightstone Value Plus Real Estate Investment Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54047	83-0511223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 13, 2012, Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company”), through LVP SHS Peabody, LLC (“LVP SHS”), a subsidiary of Lightstone Value Plus REIT II, LP, the Company’s operating partnership, entered into an Assignment and Assumption of Purchase and Sale Agreement (the “Assignment”) with Lightstone Acquisitions V LLC (the “Assignor”), an affiliate of the Company’s sponsor.  Under the terms of the Assignment, LVP SHS was assigned the rights and assumed the obligations of the Assignor with respects to certain Purchase and Sale Agreement (the “Purchase Agreement”), dated March 12, 2012, made between the Assignor as the Purchaser and Springhill Peabody HH LLC as the Seller, as amended, whereby the Assignor contracted to purchase a 164-suite limited service hotel located in Peabody, Massachusetts, which operates as a SpringHill Suites by Marriott (the “Hotel”) pursuant to an existing management agreement with Marriott International, Inc. (“Marriott”).  See Item 2.01 – Completion of Acquisition or Disposition of Assets for additional information.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 13, 2012, the Company, through LVP SHS, completed the acquisition of the Hotel from the Seller, an unrelated third party.  In connection with the acquisition, LVP SHS assumed the existing management agreement with Marriott and simultaneously gave the requisite 30-day notice for early termination, which will require the payment of a termination fee (the “Termination Fee”) of approximately $1.2 million to Marriott no later than August 10, 2012. Additionally, LVP SHS entered into a 20-year franchise agreement (the “Franchise Agreement”) with Marriott, pursuant to which the Hotel will continue to operate as a “Spring Hill Suites by Marriott”, commencing on August 11, 2012. The Franchise Agreement requires the completion of certain improvements to the Hotel at an estimated cost of $2.3 million pursuant to a property improvement plan (the “PIP”) no later than August 11, 2013.

The aggregate cost for the Hotel was approximately $10.1 million, including the Termination Fee, approximately $0.8 million for a furniture, fixtures and equipment reserve (the “FFE Reserve”) held in escrow by Marriott and closing and other transaction-related costs.  Additionally, in connection with the acquisition, the Company’s advisor received an acquisition fee equal to 0.95% of the contractual purchase price of $8.9 million (excluding the termination fee), or approximately $85,000.  The acquisition was funded with cash and proceeds from a $5.2 million mortgage (the “Mortgage”) obtained by LVP SHS from the Bank of the Ozarks. The FFE Reserve will be released from escrow by Marriott upon termination of the existing management agreement.

The Mortgage has an initial term of three years, bears interest at a floating rate of Libor plus 3.75%, subject to a 5.75% floor, and requires monthly principal and interest payments through its stated maturity. The monthly principal payment resets each month based on the outstanding principal balance and the current interest rate pursuant to a 25-year amortization schedule less the number of payments made.

In connection with the financing, LVP SHS paid loan fees and expenses totaling approximately $56,000 and approximately $2.3 million of the loan proceeds were placed in an escrow to fund the PIP. Subject to certain conditions, the Mortgage provides for two one-year extension periods, at the borrower’s option, that require the payment of an extension fee of 0.25% of the then outstanding principal balance. The Mortgage is secured by the Hotel and the Company has provided a guaranty to the lender for non-recourse carve-outs and a full recourse guaranty until the Franchise Agreement becomes effective, after which the recourse will become 50% of the Mortgage balance.

The Company has established a taxable subsidiary, LVP SHS Holding Corp (“LVP SHS TRS”), which has entered into an operating lease agreement for the Hotel.  LVP SHS TRS has also entered into management agreement with SSH Peabody, LLC, an unrelated third party, for the management of the Hotel commencing on August 11, 2012.

Management of the Company believes that the Hotel is adequately insured. In evaluating the Hotel as a potential acquisition and determining the appropriate amount of consideration to be paid, the Company considered a variety of factors including: location; demographics; occupancy and room rates; expenses; utility rates; ad valorem tax rates; and maintenance expenses.

Management of the Company believes that the property is well located, has acceptable roadway access and is well maintained. The property is subject to competition from similar properties within its respective market area. The Company did not consider any other factors material or relevant to the decision to acquire the Hotel, nor, after reasonable inquiry, is the Company aware of any material factors other than those discussed above that would cause any financial information that may be required to be filed not to be necessarily indicative of future operating results.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth under Item 2.01 – Completion of Acquisition or Disposition of Assets is incorporated by reference herein.

Item 8.01	Other Events.

On July 19, 2012, the Company issued a press release, attached hereto as Exhibit 99.1, announcing the closing of the Company’s acquisition of the Hotel on July 13, 2012. The press release is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a) and (b) Financial Statements and Pro Forma Financial Information.

The financial statements that may be required by this item are not being filed herewith.  To the extent financial statements are required by this item, such financial statements will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

Date: July 19, 2012	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)